Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 filed on November 3, 2026 of Surgepays, Inc. (the “Company”), as amended, and in the related prospectus and any prospectus supplements thereto, of our report dated April 15, 2026, with respect to the consolidated financial statements of the Company as of December 31, 2025, and for the year then ended, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. We also consent to the reference to or firm under the heading “Experts” in the Registration Statement.

Our report dated April 15, 2026, includes an explanatory paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern.

/s/ TAAD LLP

Diamond Bar, California

November 3, 2026